EXHIBIT 99.1

 ULURU NEWS

Contact: Company
Renaat E. Van den Hooff
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. TO RAISE $1.0 MILLION

IN REGISTERED DIRECT “AT THE MARKET” OFFERING

Addison, Texas, February 3, 2010; ULURU Inc. (NYSE Alternext: ULU), a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products, today announced it has entered into definitive agreements to sell 5,000,000 shares of its common stock at a price per share of $0.20 pursuant to a registered direct offering to institutional investors, resulting in gross proceeds of $1.0 million.  The price per share represents the closing price of ULURU’s common stock on February 1, 2010.  There were no warrants issued to the institutional investors in this transaction.

The closing of the offering is expected to take place subject to the satisfaction of customary closing conditions. ULURU Inc. plans to use the net proceeds from the offering for commercial activities, clinical studies, and general corporate purposes.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM: RODM), acted as the exclusive placement agent for this transaction.

The common stock is being offered by ULURU pursuant to an effective registration statement(s) on Form S-3 filed with the Securities and Exchange Commission.  A prospectus relating to the offering will be filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities may only be offered by means of a prospectus. Copies of the prospectus can be obtained directly from Rodman & Renshaw, LLC at 1251 Avenue of the Americas, 20th Floor, New York, NY 10020, or from the SEC's website at www.sec.gov.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.ULURUinc.com.  For further information about Altrazeal™, please visit www.Altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to the anticipated closing of the transaction and the Company’s products. These statements are subject to numerous risks and uncertainties, including but not limited to ULURU’s lack of profitability, the need for additional capital to operate its business, and to risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed by us with the Securities and Exchange Commission.